Exhibit 99.1

FOR IMMEDIATE RELEASE

NEW YORK REIT AND THE JBG COMPANIES ANNOUNCE TERMINATION OF

MASTER COMBINATION AGREEMENT

NEW YORK REIT BOARD OF DIRECTORS APPROVE ASSET SALE PLAN

Net Proceeds from Asset Sales to be Distributed to Stockholders

New York REIT to Seek Financing Which will Enable the Company to Prepay Existing Credit Facility in Full

New York REIT Announces Release of Standstill Agreements

NEW YORK, NY and CHEVY CHASE, MD, August 2, 2016 -- New York REIT, Inc. (“NYRT” or the “Company”) (NYSE: NYRT) and The JBG Companies (“JBG”) today announced that they have mutually agreed to terminate their previously announced master combination agreement, effective immediately and agreed to release each other from any further obligations under such agreement.

Randolph C. Read, Chairman of the Board of NYRT commented, “After extensive discussions with our stockholders, the NYRT Board of Directors determined that it is in the best interests of the Company and its stockholders to terminate the combination agreement effective immediately. We respect the views of our stockholders and are committed to acting in their best interest. The Board is taking action to realize the value inherent in our business.”

Matt Kelly, Managing Partner of JBG commented, "While both parties in this transaction believed that the JBG-NYRT combination represented a clear path to maximizing long-term value for NYRT stockholders, investors were clear in their preference for a liquidation to generate near-term cash. Because we were unable to modify the transaction to the degree that would likely have gained shareholder approval, we decided it was more expedient to simply terminate the agreement rather than proceed with a shareholder vote. Our agreement to terminate will now permit the NYRT board to proceed with the asset sale plan its shareholders desire and will enable JBG to return to investing through its private fund management business."

NYRT also announced today that, following the termination of the master combination agreement with JBG, NYRT’s Board of Directors has determined, after extensive and careful consideration of strategic alternatives available to the Company, that it is in the best interests of NYRT and its stockholders to adopt a plan of selling individual assets (the “Asset Sale Plan”). Under the Asset Sale Plan, the net proceeds from such asset sales would be distributed to the Company’s stockholders, subject to complying with the Company’s existing credit facility, Maryland law, and any other obligations required of the Company.

The NYRT Board also instructed management of the Company to seek a new financing to prepay its existing credit facility in full, provide additional capital for the Company to exercise its option to acquire the 51.1% of Worldwide Plaza that the Company currently does not own, and to provide the Company increased flexibility to sell assets and distribute the permitted proceeds to stockholders (the “Refinancing Plan”). The current credit facility had an outstanding balance of $485 million as of August 1, 2016. The Company is pursuing the Refinancing Plan partly because the existing credit facility does not permit a liquidation or sale of all or substantially all of the assets of the Company.

Mr. Read said, “After conducting a thorough review and analysis of the Company’s strategic alternatives, and in consultation with outside financial and legal advisors, the Company’s Board has determined that, following the termination of the proposed JBG transaction, selling the Company’s assets pursuant to the Asset Sale Plan is both prudent and, in the Board’s view, the best way to monetize and realize the current value of our assets. The Board has taken into consideration the considerable feedback it has received from our stockholders.”

Michael Happel, Chief Executive Officer and President of NYRT, said, “NYRT has high quality, well leased assets in one of the best real estate markets in the world and our balance sheet is solid. Throughout the strategic review process, the Board has evaluated various potential transactions and I believe the Board’s decision to begin selling individual assets, while maintaining compliance with our existing credit facility and Maryland law, is the best way to realize value for our stockholders, and in a manner that does not preclude a sale of the Company should a compelling offer be made.”

The Asset Sale Plan outlines an orderly process for the sale of the assets NYRT is permitted to sell under its existing credit facilities and Maryland law while continuing to insure that it complies with all the provisions of such facilities. Throughout the strategic process conducted by the Board, the Company engaged with a significant number of potential buyers who were interested in acquiring individual properties from the Company. The Company intends to re-engage in discussions with parties that had indicated interest in individual assets of the Company as well as seek other qualified buyers, with the goal of entering into asset sale agreements as permitted under all the Company’s obligations.

Release from Standstill Agreements and Potential Additional Company Offers

If at any time, including after the Asset Sale Plan has commenced, the Company receives an offer for a corporate transaction that, in the view of the Board of Directors, will provide superior value to our stockholders in comparison to the value of the estimated distributions under the Asset Sale Plan, the Asset Sale Plan could be abandoned in favor of such a transaction. In connection with our program to market our properties, the Company will release all entities (other than JBG) that remain subject to standstill agreements from those standstill obligations with the Company. Both the termination of the master combination agreement and the Asset Sale Plan were approved by NYRT's Board of Directors by a vote of five directors voting for and one director voting against.

Mr. Read commented, “With the release of these standstill obligations, we are further demonstrating the resolve of this Board to encourage any third party to make a compelling offer for the entire Company.”

Additional Details on the JBG Termination, the Asset Sale Plan, and the Refinancing Plan

Under the terms of the termination agreement with JBG, NYRT will pay JBG $9.5 million as reimbursement for certain costs. As part of the termination, the $55 million “topping fee,” including any “tail” thereon, no longer applies, and all parties have released each other from any future claims or liabilities against each other with no further monetary obligations to JBG. NYRT asset sales are unlikely to close until the Company’s new financing is put in place.

Additional details on the JBG Termination, the Asset Sale Plan, and the Refinancing Plan are contained in NYRT’s Current Report on Form 8-K dated August 2, 2016.

About NYRT
NYRT is a publicly traded real estate investment trust listed on the NYSE that owns income-producing commercial real estate, including office and retail properties, located in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

About The JBG Companies

The JBG Companies are investors, owners, developers, and managers of real estate properties in the Washington, D.C. Metropolitan Area. JBG is a mixed-use specialist that invests almost exclusively in urban-infill, transit-oriented real estate. The diverse portfolio controlled by JBG encompasses over 22 million RSF of urban-infill commercial and multifamily properties and a land bank with substantial estimated potential density. Additional information about JBG can be found on its website at www.jbg.com.

Forward-Looking Statements
The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements NYRT makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns.

The words "anticipates," "believes," "expects," "estimates," "projects," "plans," "intends," "may," "will," "would," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation; the impact of credit rating changes; the effects of competition; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; the Company’s ability to complete asset sales, refinance its credit facilities on favorable terms, if at all, and realize the results of its Asset Sale Plan; the timing of and the amount of proceeds of asset sales; and other factors, many of which are beyond NYRT's control, including other factors included in NYRT's reports filed with the SEC, particularly in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of NYRT's latest Annual Report on Form 10-K for year ended December 31, 2015, filed with the SEC on February 26, 2016, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 10, 2016, and the Current Report on Form 8-K dated August 2, 2016, as such Risk Factors and other disclosures may be updated from time to time in subsequent reports. NYRT does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts For NYRT: Investors:	Media:

Michael A. Happel CEO and President New York REIT, Inc. mhappel@nyrt.com (212) 415-6500	Jonathan Keehner Mahmoud Siddig Joele Frank, Wilkinson Brimmer Katcher jkeehner@joelefrank.com msiddig@joelefrank.com (212) 355-4449

For JBG:

Matthew Blocher

The JBG Companies

(240) 333-3600

mblocher@jbg.com